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                                                                   EXHIBIT 10.12

                  [TVN ENTERTAINMENT CORPORATION LETTERHEAD]



                              SEVERANCE AGREEMENT



This Severance Agreement is entered into as of January 23, 1996, between TVN Entertainment Corporation, a Delaware Corporation (the "Company"), and John C. McWilliams, an individual ("Employee"), with reference to the following:

Upon termination of Employee's employment by Company for its convenience, in full and complete satisfaction of any and all claims Employee has or may have against the Company, its officers, directors and employees, including but not limited to termination compensation or wrongful termination, the Company agrees that it shall continue to pay to Employee, as severance pay, Employee's then current full Base Salary for a period of six months after the effective dates of such termination, less any amounts Employee actually earns in respect of such period as a result of his employment by any other employer. In the event of such termination, Employee shall diligently and promptly seek new employment at a level commensurate with his duties hereunder.

IN WITNESS HEREOF, the parties have caused this agreement to be duly executed as of the date hereinabove set forth.

THE COMPANY                                    EMPLOYEE

TVN ENTERTAINMENT CORPORATION
a Delaware Corporation



By /s/ Art Fields                              /s/ John C. McWilliams
  ----------------------------                 ----------------------------
Art Fields                                     John C. McWilliams
Sr. Executive Vice President